THE ENERGY FORUM

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VI, Issue 1 Fall 2009

INSIDE THIS EDITION

INFORMATIONAL MEETING NOTICE

An informational meeting for Lincolnway Energy Members is scheduled for Oct. 27th at 6:30 p.m. It will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd, Ames

Lincolnway Energy, LLC

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

HOW CLIMATE CHANGE LEGISLATION MIGHT AFFECT LINCOLNWAY ENERGY

by: Rick Brehm, CEO/President

On Friday June 26, 2009 the United States House of Representatives passed climate change legislation called the Waxman – Markey Energy Bill or H.R.2454 American Clean Energy and Security Act (ACES). The bill is a 1,428 page document that if implemented will require the United States to reduce green house gas emissions 15% by the year 2020. This bill will impact all energy users, big and small, by requiring reductions in certain greenhouse gases. The most common greenhouse gases are Carbon Dioxide, Sulfur Dioxide, Oxides of Nitrogen and Methane. Most countries believe that Gasoline, Diesel Fuel, Coal and Natural Gas are the largest contributors to green house gas emissions. If you use any of these fuel sources you will be affected by the passage of H.R. 2454.

Part of the Waxman – Markey Energy Bill includes provisions for a system requiring industries to cap their carbon emissions and reduce them in upcoming years using 2005 as a baseline. It is projected that 7500 of the largest energy users in the United States will be directly affected by this legislation. The same portion of the bill that requires companies to cap emissions would establish credits for reducing carbon emissions and then would allow companies to trade those same credits to companies who have not been successful in reducing their carbon emissions. This is where the term Cap and Trade originates. Capping emissions and trading emission credits.

While much of the focus is put on larger energy users like utilities and steel manufacturers, smaller companies like Lincolnway Energy will still be required to comply with the new regulations if the bill becomes law. The impact of this law will take effect almost immediately as energy users will be required to reduce their emissions three percent by 2012 and a seventeen percent reduction is expected by 2020. By the time we reach 2050 energy users will be required to emit eighty-seven percent less emissions than they emitted in 2005. A reduction of this magnitude will require some dramatic changes in both sources of energy as well as the way we use and conserve energy.

Until the United States Senate submits its version of a clean energy bill for Senate approval it is difficult to know exactly what regulations will be placed on utilities and manufacturers, but it is almost certain that all energy users will be expected to reduce greenhouse gas emissions in the upcoming years. Reducing greenhouse gas emissions will come at some price. Today it is difficult to know that cost.

Here at Lincolnway Energy we are watching closely as greenhouse gas legislation starts to take shape so as to better assess what affect it may have on Lincolnway Energy. Once final regulations are put in place we will work to sort out the complex question of what type of energy is best suited to Lincolnway Energy. There are many sources

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of energy that ethanol producers can use to produce the steam they need to make ethanol, and we currently think that most of those sources are available to Lincolnway Energy at some price. Lincolnway Energy uses solid fuel, coal, to produce steam, and we think that Lincolnway Energy's plant has the physical ability to be converted to some of the other possible solid energy sources, such as biomass. The conversion might be easier for Lincolnway Energy than it would be for plants that do not use a form of solid fuel as their energy source. Lincolnway Energy could also, however, switch to natural gas because the combustor that we use today is flexible when it comes to types of fuel it can burn. There would, of course, be costs to Lincolnway Energy to convert to any other fuel source.

Lincolnway Energy will continue to monitor the legal developments and to analyze if any changes should be made by Lincolnway Energy and, if so, what options are technologically and economically available to Lincolnway Energy.

ETHANOL BLEND PUMPS

by: Jill Magnani

How many different blends of ethanol do you typically see on the pump at your gas station?

Did you know there are 13 locations in Iowa that have at least 4 different blends of ethanol at a single pump? Those locations are Forest City, Holstein-Galva, Rock Rapids, Mt. Pleasant, Olds, Milford, Inwood, Lake Mills, Davenport, Manning, Superior, Clarinda, and the new pump at Gilbert. Pumps with multiple ethanol blends are referred to as blender pumps.

A blender pump draws two fuels from separate storage tanks and mixes them together in various percentages for a variety of fuel choices. The fueling station can pick which blends they want to sell by calibrating the pump to pull certain percentages of ethanol and unleaded gasoline from each tank. Stations with blender pumps benefit from the blending economics of higher-volume ethanol sales, and their customers enjoy the benefits of fuel choices at the pump.

The Renewable Fuels Standard passed in the 2007 energy bill calls for 36 billion gallons of ethanol use by 2022. If those standards are not changed and are met, ethanol should make up more than 10% of the nation's gasoline supply by 2022. If those standards are met, it is also likely that higher blends of ethanol will be used in America's future fuel market and that E85 will be a part of the future, as well as mid-range blends between 10% and 85%.

Heart of Iowa Coop's blender pump, at their Gilbert location, has 4 blends of ethanol available to customers. Those 4 blends are E20, E30, E40, and E85. When Heart of Iowa decided to add the blender pump, they also added a new tank for E85. This added cost can be avoided if you already have two tanks and one is cleaned out and inspected.

Heart of Iowa Coop received a government grant for $50,000 for installing a blender pump. The grant was from the Iowa Department of Economic Development. Heart of Iowa had to make a five year commitment to operate a blend pump in order to receive this grant. There is also a $30,000 grant available for a three year commitment. With the installation of the new tank, the blender pump, and the excavation work, the project cost totaled between, $60,000 to $100,000. Subtract the $50,000 grant and the cost is about $10,000 to $50,000.

The installation of the tank and blend pump took three to four weeks. The cost to maintain the pump is fairly inexpensive. Regular maintenance on filters and recalibration of the pump help keep the maintenance cost down. The pump that Heart of Iowa Coop purchased is made by Wayne Pump. Heart of Iowa had their pump installed in April of 2008 and it is expected to last 25 plus years.

Some benefits of being able to offer higher blends of ethanol using a blender pump would include less dependency on crude oil, less tailpipe emissions, and the consumer coming out ahead in the long run by having more choices in fuel. The challenge for consumers would be a decrease in miles per gallon on their vehicles. Considering the variety of ethonal blend choices the pump offers consumers, this decrease in miles per gallon could be minor. Another challenge would be having too many ethanol blend choices and the consumer not checking to make sure their vehicle is able to use the different blends of ethanol.

Overall, investing in a blender pump would benefit more than just the consumer. The ethanol industry and fueling stations willing to make the initial investment would benefit as well.

Thank you to Mark Larson from Heart of Iowa Coop and Lucy Norton from Iowa Renewable Fuels Association for providing the information in this article.



SAFETY IS ABOUT TRAINING

by Brent Kobriger, Environmental, Human Resources, & Safety Manager

Three Lincolnway Energy employees, Chris Cleveland, Jude Schaffer and Brent Kobriger, attended the Competent Climber/Competent Rescuer course at Capital Safety's Corporate Headquarters in Redwing, MN. This course provides advanced training for individuals to lead a fall protection program. This includes information on how to identify faulty equipment, how to effectively train employees and how to provide rescue in the event that an employee falls.



Pictured to the right is Jude Schaffer as he is rappelling off of scaffolding at the training facility. All three attendees passed the course and received their certification cards.

LWE TANKER TRUCKS NOW 50% OFF!

Get your Limited Edition Ethanol Tanker Truck for just $37.45. Quantities are limited so hurry and contact Kay Gammon at 515-817-0150 or by email at kgammon@lincolnwayenergy.com, to purchase a truck. You may stop into the Lincolnway Energy office to pick up your truck or the truck can be mailed to you for an additional cost of $10.00.


LINCOLNWAY ENERGY

LINCOLNWAY ENERGY EARNINGS

by: Kim Supercynski, CFO

Lincolnway Energy, LLC has recorded a net loss of $7.5 million for the nine months ending June 30, 2009. This amounts to $179.23 of net loss per unit.

Revenues decreased by $25.5 million, or 23.9%, to $80.8 million for the nine months ended June 30, 2009, from $106.3 million for the nine months ended June 30, 2008. The decrease in revenue was the result of a decrease in ethanol volume sold as well as a decrease in gross ethanol price and a decrease in average dried distillers grain gross price, compared to the nine months ended June 30, 2008.

Cost of goods sold decreased by $6.7 million, or 7.2%, to $86.1 million for the nine months ended June 30, 2009, from $92.8 million for the nine months ended June 30, 2008. The decrease was primarily due to lower corn, denaturant and repairs and maintenance cost in the 2009 period compared to the 2008 period.

Corn costs, which include hedging gains and losses, decreased $5.5 million, or 8.9%, to $56.6 million for the nine months ended June 30, 2009, from $62.1 million for the nine months ended June 30, 2008. The decrease in corn costs is driven by a decrease in the cash corn prices and a decrease in the gallons sold during the nine months ended June 30, 2009 when compared to the same period in 2008. The corn costs for the nine months ended June 30, 2009 include a marked to market loss of $3.6 million for derivatives relating to future deliveries of corn, compared to a $5.6 million marked to market gain in the same period in 2008. Corn costs for the nine months ended June 30, 2009 have decreased modestly compared to the comparable period in 2008.

Denaturant costs (fuel additive to 200 proof alcohol to make ethanol) decreased $1.1 million, or 52%, to $1.0 million for the nine months ended June 30, 2009, from $2.1 million for the nine months ended June 30, 2008. The decrease is due to a decrease in the average denaturant cost per gallon of 23.4% and decrease in usage of gallons of 24%.

Ethanol freight costs decreased $.5 million, or 8.0%, to $5.6 million for the nine months ended June 30, 2009, from $6.1 million for the nine months ended June 30, 2008. The decrease is due to a 3% decrease in the average freight rate per gallon and also a reduction in volume of ethanol shipped during the 2009 period.

General and administrative expenses decreased $.2 million to $1.8 million for the nine months ended June 30, 2009, from $2.0 million for the nine months ended June 30, 2008. The decrease is primarily due to lower cost for professional fees for the 2009 period compared to the 2008 period.

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Interest expense decreased $.3 million to $.8 million for the nine months ended June 30, 2009, from $1.1 million for the nine months ended June 30, 2008. Lincolnway Energy's variable interest rate on its construction and term loan with Co-Bank decreased to 3.7% as of June 30, 2009 from 4.95% as of June 30, 2008. Lincolnway Energy has also reduced long term debt by $2.7 million since June 30, 2008.

If market conditions do not improve, Lincolnway Energy could expect to see net losses for the fourth quarter of fiscal year 2009 and possibly future quarters. Lincolnway Energy still has significant depreciation and amortization expense; approximately $8.3 million budgeted for fiscal year 2009, which does not require cash expenditures. Lincolnway Energy anticipates keeping cash balances at a low but acceptable level that will meet bank covenants. After Lincolnway Energy's prepayment of $1,250,000 in November 2008, Lincolnway Energy's next term loan payment is not due until September 2009, and Lincolnway Energy does not plan on making any significant capital expenditures for fiscal year 2009. If Lincolnway Energy does get in a negative cash position, Lincolnway Energy has access to its $10.0 million line of credit. As of July 2009, Lincolnway Energy is in compliance with all bank covenants related to bank financing. If Lincolnway Energy continues to see net losses for the remainder of the fiscal year, they could be out of compliance with the debt service coverage ratio, which is a ratio that is calculated at the end of the fiscal year. Lincolnway Energy has notified the lender of this potential non-compliance covenant.

The complete SEC 10Q report for the period ended June 30, 2009 can be found on a link on Lincolnway Energy's website under the heading **Investors and SEC Financial Report**.

	Three Months Ended June 30, (Unaudited)				Nine Months Ended June 30, (Unaudited)			
Income Statement Data	2009		2008		2009		2008	
Revenue	$ 23,246	100.0%	$ 45,605	100.0%	$ 80,820	100.0%	$ 106,269	100.0%
Cost of goods sold	24,604	105.8%	36,471	80.0%	86,112	106.5%	92,823	87.3%
Gross profit (loss)	(1,358)	-5.8%	9,134	20.0%	(5,292)	-6.5%	13,446	12.7%
General and administrative expenses	552	2.4%	557	1.2%	1,777	2.2%	1,973	1.9%
Operating income (loss)	(1,910)	-8.2%	8,577	18.8%	(7,069)	-8.7%	11,473	10.8%
Other (expense)	(255)	-1.1%	(291)	-0.6%	(467)	-0.6%	(966)	-0.9%
Net income (loss)	$ (2,165)	-9.3%	$ 8,286	18.2%	$ (7,536)	-9.3%	$ 10,507	9.9%

	Three Months Ended June 30, (Unaudited)		Nine Months Ended June 30, (Unaudited)	
Operating Data:	2009	2008	2009	2008
Ethanol sold (gallons in thousands)	11,141	15,695	38,531	40,674
Average gross price of ethanol sold (dollars per gallon)	$ 1.68	$ 2.50	$ 1.67	$ 2.21
Dry distillers grain sold (tons)	25,772	31,829	94,177	96,610
Average dry distillers grain sales price per ton	$ 159.78	$ 201.69	$ 159.91	$ 177.15
Average corn cost per bushel	$ 3.79	$ 5.61	$ 3.85	$ 4.62

UNIT TRADING

August: 40 units @ $600/unit • **July:** 60 units @ $600/unit / 50 units @ $760/unit • **June:** No Sales

LINCOLNWAY ENERGY INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00pm on October 21st, November 18th, December 16th and January 20th. There is a limit of 15 visitors. Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

- All visitors must wear hardhats & safety glasses.
- All visitors must wear long pants & comfortable closed-toe shoes.
- All cell phones and other electrical devices must be turned off.
- All visitors must sign in at the front desk.
- No one under the age of twelve is allowed on the tour.
- No pictures are allowed in the plant.

Lincolnway Energy is a Smoke & Tobacco FREE Environment

NEW FACES

by Dave Sommerlot, Plant Manager

Hello. My name is Dave Sommerlot, and I am the new plant manager for Lincolnway Energy. I am pretty new to this business as I spent my career up to now in the soy processing businesses with Cargill. I have spent my whole career in the ag sector and grew up on a farm in Union, Iowa. After determining I did not want to carry on the family farming tradition, I went to Iowa State University and got my BS in Agricultural Engineering.

I went to work after school with Cargill, in their Oilseeds Processing Division. I spent a little time in the Fayetteville, NC facility, but my first long term location was at the Cedar Rapids West Protein Products facility in Cedar Rapids, IA. I was a production supervisor, plant engineer, and assistant plant superintendent at that location, and worked there for 9 years. When Cargill purchased the oilseed processing plant assets from Ralston Purina in 1985, I was in the first wave of Cargill supervisors and managers that went to the various Ralston Purina locations to assume the day to day management of those plants. I transferred to the Bloomington, IL facility as the plant superintendent and remained there for 9 years. Bloomington was a specialty meal plant, making white soy flakes for the protein isolate industry, soy grits for the people and pet food industry, specialty hull products for the pharmaceutical industry, as well as regular soy meal for the feed industry.



I transferred to the Cargill Des Moines, IA facility in 1994 as the facility superintendent. The Des Moines facility is a combo plant, with a soybean crushing plant, specialty dairy meal plant, and vegetable oil refinery. The refinery there is Cargill's newest refinery, replacing Cargill's first and oldest refinery in 2007.

I have a wife Teri, who grew up in Ankeny, where we reside. We have three kids; Katy, who graduated from ISU and lives in Iowa City; Livy, who graduated from UNI and lives at home; and Carly, who just started at ISU this fall.

I look forward to meeting you in the near future. I have met almost all of the members of our operating crew here in these past several weeks, and felt right at home from day one. We have a great facility, one that we can all take pride in.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

COME JOIN US ON THE WEB!

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THE MISSION OF LINCOLNWAY ENERGY IS TO:
• Produce clean renewable energy.
• Maintain a safe, rewarding place to work.
• Maximize shareholder value.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992

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